Pangaea Logistics Solutions Ltd. Reports Financial Results for the Three Months Ended June 30, 2015
Company Reports Profitable Quarter Against Backdrop of Industry Losses
NEWPORT, RI – August 13, 2015 – Pangaea Logistics Solutions Ltd. (“Pangaea” or the “Company”) (NASDAQ: PANL), a global provider of comprehensive maritime logistics solutions, announced today its results for the quarter ended June 30, 2015.
Second Quarter Highlights

•	Net Income attributable to Pangaea Logistics Solutions Ltd. was $5.5 million in the second quarter of 2015, compared to $1.2 million in the second quarter of 2014

•	Pro forma adjusted earnings per common share[1] increased to $0.15 in the second quarter of 2015, compared to $0.04 pro forma adjusted earnings per share in the second quarter of 2014

•
Adjusted EBITDA[2] increased 68% to $10.3 million in the second quarter of 2015, compared with $6.1 million in the second quarter of 2014, illustrating the Company's continued execution on its strategy in a difficult environment

•	Cash flow from operations was $12.8 million in the first half of 2015, compared with $9.7 million in the first half of 2014

•	At the end of the quarter, Pangaea had $34.2 million in cash and cash equivalents

•	Announced a 3-5 year Contract of Affreightment ("COA") utilizing the Company's ice-class tonnage that has the potential to produce up to $135 million in revenue over five years

•	Secured extensions to two COAs with the potential to generate up to $22 million in revenue over the next three years

Edward Coll, Chairman and Chief Executive Officer of Pangaea Logistics Solutions, stated, “The momentum from an especially strong start to 2015 continued in the second quarter of 2015. Like many margin driven businesses, our earnings can, and often do, move independently of revenues. This quarter's strength illustrates that our performance is a function of our utilization and route selection, not simply revenues or shipping days. As we have discussed in prior quarters, our business is highly differentiated from shipping or drybulk companies; we are a logistics-focused service provider. We are not asset-heavy and we avoid speculative long-term third-party charters. This disciplined approach to our business has served us well as many others in the industry have been challenged by a difficult rate environment.”

1 Earnings per share represents total earnings allocated to common stock divided by the weighted average number of common shares outstanding. Pro Forma adjusted earnings per share represents adjusted total earnings allocated to common stock divided by the weighted average number of shares giving effect to the merger with Quartet Merger Corp. as if it had been consummated as of January 1, 2014. See Reconciliation of Adjusted EBITDA and Pro Forma Adjusted Earnings Per Share.
2 Adjusted EBITDA is a non-GAAP measure and represents operating earnings before interest expense, income taxes, depreciation and amortization, and other non-operating income and/or expense, if any. See Reconciliation of Adjusted EBITDA and Pro Forma Adjusted Earnings Per Share.

Results for the Quarter Ended June 30, 2015
The Company reported net income of $5.5 million, or $0.15 per common share, for the second quarter of 2015, an increase of more than threefold compared to the second quarter of 2014 when the Company reported net income of $1.2 million, or $0.04 per common share on a pro forma adjusted basis. This improvement was primarily attributable to our improved operating margin, which nearly tripled to 10.8% from 3.7% as the Company successfully focused on profitable voyage revenue from COAs and benefited from declining bunker and charter-in costs during the period.
Total revenue of $65.1 million for the quarter ended June 30, 2015 decreased 27% from the $89.8 million generated in the same quarter in 2014 and comprised $60.9 million in voyage revenue and $4.2 million in charter revenue, year-over-year decreases of 24% and 57%, respectively.
The decline in total revenue was primarily attributable to a 13% decrease in the Company’s total shipping days from 4,000 days in the second quarter of 2014 to 3,477 days in the second quarter of 2015. Total shipping days are the sum of voyage days, which are tied to COAs and decreased 11% year-over-year, and charter days, which are subject to market rates and decreased 22% year-over-year. This reflects the Company’s strategy of limiting its exposure to declining rates by chartering in vessels only to meet the demands of specific voyage contracts in order to maximize profitability.
Coll noted, “Our focus on vessel positioning through route selection propelled us to another profitable quarter. Although nominal measures such as total shipping days are down in 2015 when compared to 2014 for the second quarter and year-to-date, we flexibly reduced shipping days to manage the lower rate environment. This was in large part because our backbone of COAs continued to help us geographically position vessels well.”
Markets
“Comparisons to our performance of a year ago are difficult as both the industry and the macroeconomic environment have changed since then,” Coll continued. “Fuel prices have meaningfully declined with a corollary impact on charter revenues. We have navigated well through the charter market’s record low rates created by modest demand growth and high vessel supply. It is always difficult to forecast the future rate environment, and at this point we are still uncertain of direction when we consider the weak general demand for the commodities we carry around the world.”
Business Updates

During the quarter the Company increased its ownership in Nordic Bulk Carriers AS ("NBC"), through the acquisition of shares for $0.25 million and the conversion of $4.0 million of intercompany debt. Following these transactions the Company's ownership of NBC increased from 51% to 99.5%.

During the quarter the Company also announced considerable new contracting activity with clients, specifically:

•
On May 20, 2015 the Company announced that it had entered into a new three to five-year COA with a major international steel producer utilizing its ice-class tonnage that has potential to produce up to $135 million in revenue over five years.

•
On June 1, 2015 the Company announced extensions to two of its COAs with leading global companies that together have the potential to generate up to $22 million in revenue over the next three years and optimally position the Company to execute on its backhaul strategy.

“This was another strong and profitable quarter for Pangaea Logistics Solutions,” concluded Mr. Coll “Our ability to both secure new, mutually beneficial business relationships and see that revenue flow through to the bottom line are the result of our unparalleled level of industry expertise and distinctive, conservative strategy. We continue to focus on providing our customers with excellent service and thus allow us to position vessels attractively and profitably. In today’s low and volatile rate environment, we believe that this strategy allows us to deliver positive results with limited downside risks and positions us for better earnings in higher rate environments.”
Cash Flows
Cash and cash equivalents were $34.1 million as of June 30, 2015, compared with $29.8 million on December 31, 2014.
For the six months ended June 30, 2015, the Company’s net cash provided by operating activities was $12.8 million, compared to $12.0 million for the year to date ended June 30, 2014.
For the six months ended June 30, 2015 and 2014, net cash used in investing activities was $40.6 million and $8.9 million, respectively. Net cash provided by financing activities was $32.2 million and $(0.5) million for the six months ended June 30, 2015 and 2014, respectively. These increases reflect the Company's purchase of new ice-class ships, including the m/v Nordic Olympic and m/v Nordic Odin, partially offset by the sale of the m/v Bulk Cajun. The Company also used cash available from operating earnings to pay off its corporate credit line of $3 million.
Conference Call Details
The Company’s management team will host a conference call to discuss the Company's financial results tomorrow, Friday, August 14, 2015 at 8:00 a.m., Eastern Time (ET). To access the conference call, please dial (888) 895-3561 (domestic) or (904) 685-6494 (international) approximately ten minutes before the scheduled start time and reference ID# 97471493.
A supplemental slide presentation will accompany this quarter’s conference call and can be found attached to the Current Report on Form 8-K that the Company filed concurrently with this press release. This document will be available at http://www.pangaeals.com/company-filings or at sec.gov.

A recording of the call will also be available for one week and can be accessed by calling (855) 859-2056 (domestic) or (404) 537-3406 (international) and referencing ID# 97471493.

Pangaea Logistics Solutions Ltd.
Consolidated Statements of Income

	Three months ended June 30,
	2015	2014
	(unaudited)	(unaudited)
Revenues:
Voyage revenue	$60,902,796	$79,921,090
Charter revenue	4,199,976	9,858,151
	65,102,772	89,779,241
Expenses:
Voyage expense	28,129,297	41,891,955
Charter hire expense	15,195,199	33,984,808
Vessel operating expenses	7,116,502	7,732,252
General and administrative	3,916,119	2,352,591
Depreciation and amortization	3,271,238	2,744,576
Loss (gain) on sale of vessels	477,888	(2,286,232)
Total expenses	58,106,243	86,419,950

Income from operations	6,996,529	3,359,291

Other income (expense):
Interest expense, net	(1,279,933)	(1,474,773)
Interest expense related party debt	(110,763)	(20,234)
Imputed interest on related party long-term debt	—	—
Unrealized gain (loss) on derivative instruments	363,096	(1,200,334)
Other income	60,935	74,227
Total other expense, net	(966,665)	(2,621,114)

Net income	6,029,864	738,177
(Income) loss attributable to noncontrolling interests	(569,227)	491,748
Net income attributable to Pangaea Logistics Solutions Ltd.	$5,460,637	$1,229,925

Earnings (loss) per common share:
Basic	$0.15	$(0.04)
Diluted	$0.15	$(0.04)

Weighted average shares used to compute earnings
per common share
Basic and diluted	35,240,373	13,421,955

Pangaea Logistics Solutions Ltd.
Consolidated Balance Sheets

	June 30,	December 31,
	2015	2014
Assets	(unaudited)
Current Assets
Cash and cash equivalents	$34,154,575	$29,817,507
Restricted cash	1,000,000	1,000,000
Accounts receivable (net of allowance of $4,542,781 at
June 30, 2015 and $4,029,669 at December 31, 2014)	21,004,625	27,362,216
Bunker inventory	12,611,371	15,601,659
Advance hire, prepaid expenses and other current assets	5,382,050	6,568,234
Vessels held for sale, net	3,486,254	4,523,804
Total current assets	77,638,875	84,873,420

Fixed assets, net	265,713,887	207,667,613
Investment in newbuildings in-process	15,381,477	38,471,430
Other noncurrent assets	876,964	1,450,802
Total assets	359,611,203	332,463,265

Liabilities and stockholders' equity
Current liabilities
Accounts payable, accrued expenses and other current liabilities	24,918,504	40,201,794
Related party debt	60,618,225	59,102,077
Deferred revenue	5,857,640	11,748,926
Current portion long-term debt	22,204,172	17,807,674
Line of credit	—	3,000,000
Dividend payable	12,724,825	12,824,825
Total current liabilities	126,323,366	144,685,296

Secured long-term debt, net	118,047,085	87,430,416

Commitments and contingencies	—	—

Stockholders' equity:
Preferred stock, $0.0001 par value, 1,000,000 shares authorized and no shares issued or outstanding	—	—
Common stock, $0.0001 par value, 100,000,000 shares authorized 35,484,993 and 34,756,980 shares issued and outstanding at June 30, 2015 and December 31, 2014, respectively	3,556	3,476
Additional paid-in capital	134,261,190	133,955,445
Accumulated deficit	(24,483,234)	(36,142,727)
Total Pangaea Logistics Solutions Ltd. equity	109,781,512	97,816,194
Non-controlling interests	5,459,240	2,531,359
Total stockholders' equity	115,240,752	100,347,553
Total liabilities and stockholders' equity	$359,611,203	$332,463,265

Pangaea Logistics Solutions Ltd.
Consolidated Statements of Cash Flows

	Six months ended June 30,
	2015	2014
	(unaudited)	(unaudited)
Operating activities
Net income	$15,359,523	$8,395,469
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization expense	6,261,832	5,296,201
Amortization of deferred financing costs	404,968	469,767
Unrealized (gain) loss on derivative instruments	(1,186,551)	1,571,892
Loss from equity method investee	(61,357)	—
Provision for doubtful accounts	513,112	(4,457)
Loss on sales of vessels	566,756	(2,286,232)
Write off unamortized financing costs of repaid debt	25,557	241,522
Amortization of discount on related party long-term debt	—	322,947
Share-based compensation	305,825	—
Change in operating assets and liabilities:
Accounts receivable	5,844,479	18,077,202
Bunker inventory	2,990,288	(757,527)
Advance hire, prepaid expenses and other current assets	1,821,996	1,158,809
Accounts payable, accrued expenses and other current liabilities	(14,144,360)	(13,346,491)
Deferred revenue	(5,891,286)	(9,389,418)
Net cash provided by operating activities	12,810,782	9,749,684

Investing activities
Purchase of vessels	(44,770,740)	(15,051,116)
Proceeds from sales of vessels	4,523,804	12,400,609
Deposits on newbuildings in-process	(85,000)	(3,462,453)
Drydocking costs	—	(287,416)
Purchase of building and equipment	(52,936)	(228,754)
Purchase of non-controlling interest	(250,000)	—
Net cash used in investing activities	(40,634,872)	(6,629,130)

Financing activities
Proceeds of related party debt	2,506,667	2,375,000
Payments on related party debt	(1,216,250)	(162,928)
Proceeds from long-term debt	45,000,000	13,000,000
Payments of financing and issuance costs	(729,866)	(137,579)
Payments on long-term debt	(9,777,473)	(15,520,818)
Payments on line of credit	(3,000,000)	—
Common stock dividends paid	(100,000)	(100,000)
Distribution to non-controlling interest	(521,920)	—
Net cash provided by (used in) financing activities	32,161,158	(546,325)

Net increase in cash and cash equivalents	4,337,068	2,574,229
Cash and cash equivalents at beginning of period	29,817,507	18,927,927
Cash and cash equivalents at end of period	$34,154,575	$21,502,156

Disclosure of noncash items
Dividends declared, not paid	$—	$3,564,554
Modification of shareholder loan to on demand	$—	$16,433,108
Imputed interest on related party long-term debt	$—	$322,947
Cash paid for interest	$2,407,348	$2,434,973

Pangaea Logistics Solutions Ltd.
Reconciliation of Adjusted EBITDA and Pro Forma Adjusted Earnings Per Share

(In thousands of U.S. Dollars except for share and per share data)	Three months ended June 30,
	2015	2014
Adjusted EBITDA	(unaudited)	(unaudited)

Income from operations	$6,996	$3,359
Depreciation and amortization	3,271	2,745
Adjusted EBITDA	$10,267	$6,104

Earnings Per Common Share
Net Income attributable to Pangaea Logistics Solutions Ltd.	5,461	—
Net Income attributable to Bulk Partners (Bermuda) Ltd.	—	1,229
less adjustments related to pre-merger capital structure	—	(1,782)
Total earnings allocated to common stock	$5,461	$(553)
Weighted average number of common shares outstanding	35,240,373	13,421,955
Earnings per common share	$0.15	$(0.04)

Pro Forma Adjusted EPS
Total Income allocated to common stock	5,461	(553)
Non-GAAP
plus adjustments related to pre-merger capital structure	—	1,782
Non-GAAP Pro forma adjusted total earnings allocated to common stock	$5,461	$1,229
Non-GAAP Pro forma weighted average number of common shares outstanding	35,240,373	34,696,997
Non-GAAP Pro forma Adjusted EPS	$0.15	$0.04

INFORMATION ABOUT NON-GAAP FINANCIAL MEASURES. As used herein, “GAAP” refers to accounting principles generally accepted in the United States of America. To supplement our consolidated financial statements prepared and presented in accordance with GAAP, this earnings release discusses non-GAAP financial measures, including (1) non-GAAP adjusted EBITDA and (2) non-GAAP pro forma adjusted earnings per share (“EPS”). These are considered non-GAAP financial measures as defined in Rule 101 of Regulation G promulgated by the Securities and Exchange Commission. Generally, a non-GAAP financial measure is a numerical measure of a company’s historical or future performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

We use these non-GAAP financial measures for internal financial and operational decision making purposes and as a means to evaluate period-to-period comparisons of the performance and results of operations of our core business. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding the performance of our core business by excluding non-cash losses on impairment of vessels and non-recurring charges that may not be indicative of our recurring core business operating results. These non-GAAP financial measures also facilitate management's internal planning and comparisons to our historical performance and liquidity. We believe these non-GAAP financial measures are useful to investors as they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making and are used by our institutional investors and the analyst community to help them analyze the performance and operational results of our core business.

Non-GAAP adjusted net income attributable to Pangaea Logistics Solutions Ltd., Adjusted EBITDA, and pro forma adjusted EPS. Adjusted net income attributable to Pangaea Logistics Solutions Ltd. represents net income attributable to Pangaea Logistics Solutions Ltd. calculated in accordance with GAAP, plus non-cash losses on impairment of vessels and non-recurring charges. Adjusted EBITDA represents operating earnings before interest expense, income taxes, depreciation, amortization and loss on impairment of vessels. Earnings per share represents total earnings allocated to common stock divided by the weighted average number of common shares outstanding. Pro forma adjusted earnings per share represents adjusted total earnings allocated to common stock divided by the weighted average number of shares giving effect to the merger with Quartet Merger Corp. as if it had been consummated as of January 1, 2014.

There are limitations related to the use of non-GAAP adjusted net income attributable to Pangaea Logistics Solutions Ltd., adjusted EBITDA, and pro forma adjusted EPS versus net income, income from operations, and EPS calculated in accordance with GAAP. In particular, Pangaea’s definition of adjusted net income attributable to Pangaea Logistics Solutions Ltd., adjusted EBITDA, and pro forma adjusted EPS used here is not comparable to net income, EBITDA, and EPS. Management provides specific information in order to reconcile the GAAP or non-GAAP measure to adjusted net income attributable to Pangaea Logistics Solutions Ltd., adjusted EBITDA, and pro forma adjusted EPS.

The table set forth above provides a reconciliation of the non-GAAP financial measures presented to the most directly comparable financial measures prepared in accordance with GAAP.

About Pangaea Logistics Solutions Ltd.

Pangaea Logistics Solutions Ltd. (NASDAQ: PANL) provides logistics services to a broad base of industrial customers who require the transportation of a wide variety of dry bulk cargoes, including grains, pig iron, hot briquetted iron, bauxite, alumina, cement clinker, dolomite, and limestone. The Company addresses the transportation needs of its customers with a comprehensive set of services and activities, including cargo loading, cargo discharge, vessel chartering, and voyage planning. Learn more at www.pangaeals.com.

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are based on our current expectations and beliefs and are subject to a number of risk factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The Company disclaims any obligation to publicly update or revise these statements whether as a result of new information, future events or otherwise, except as required by law. Such risks and uncertainties include, without limitation, the strength of world economies and currencies, general market conditions, including fluctuations in charter rates and vessel values, changes in demand for dry bulk shipping capacity, changes in our operating expenses, including bunker prices, dry-docking and insurance costs, the market for our vessels, availability of financing and refinancing, charter counterparty performance, ability to obtain financing and comply with covenants in such financing arrangements, changes in governmental rules and regulations or actions taken by regulatory authorities, potential liability from pending or future litigation, general domestic and international political conditions, potential disruption of shipping routes due to accidents or political events, vessels breakdowns and instances of off-hires and other factors, as well as other risks that have been included in filings with the Securities and Exchange Commission, all of which are available at www.sec.gov.